UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	December 21, 2005

INTERPOOL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11862 (Commission File Number)	13-3467669 (IRS Employer ID Number)

211 College Road East, Princeton, New Jersey	08540

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(609) 452-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

Financings with Fortis Capital Corp. and DVB Bank

           On December 21, 2005, Interpool, Inc. (the "Company") established two secured credit facilities for its international container leasing operations. Fortis Capital Corp. ("Fortis") and DVB Bank N.V. ("DVB") are the agents for the lenders under these two credit facilities, which replaced previous facilities led by an affiliate of Fortis and by DVB.

           Of the approximately $713 million drawn down under the Fortis and DVB facilities on December 21, 2005, approximately $430 million was used to reduce previously existing indebtedness. The remaining portion of the initial borrowings under the facilities, approximately $283 million, together with other existing funds, will be used to repay intercompany indebtedness owed to the Company's Barbados subsidiary, Interpool Limited. Interpool Limited, in turn, will use these proceeds, together with other funds, to pay a special cash dividend to its U.S. parent company, Interpool, Inc., prior to December 31, 2005, as described below. (See Item 8.01.)

           The new Fortis term loan and revolving credit facility was established pursuant to a Credit Agreement dated as of December 21, 2005 among the Company, certain of its subsidiaries, Fortis and certain other lenders (the "2005 Fortis Credit Agreement"). The Fortis facility allows for borrowings up to $577 million, consisting of A notes ($500 million maximum advance, of which $386 million has been funded) and B notes in the amount of $77 million. Borrowings under the Fortis facility are secured by shipping containers owned by a consolidated, indirect special purpose finance subsidiary of the Company that are leased to various customers, primarily under long-term operating leases, and by the related lease receivables. The 2005 Fortis Credit Agreement allows for advances from time to time under the A notes up to the amount of available collateral under the facility, subject to a maximum principal amount that may be outstanding under the facility of $577 million. The Fortis facility has a two year revolving period, and the Company then has the option to pay off the remaining balance over a 66 month period.

           The interest rate for the A notes under the Fortis facility is LIBOR plus 200 basis points, with reductions to LIBOR plus 175 basis points and 150 basis points possible as the Company's credit rating or funded debt to tangible net worth ratio improves. The interest rate for the B notes is LIBOR plus 350 basis points for the first twelve months the loan is outstanding and LIBOR plus 500 basis points thereafter. The 2005 Fortis Credit Agreement requires that a specified portion of the debt be swapped to fixed rates within 90 days of closing. The 2005 Fortis Credit Agreement requires that the Company maintain a tangible net worth of at least $300 million (as defined in the 2005 Fortis Credit Agreement). The Fortis facility also requires the Company to maintain a fixed charge coverage ratio of not less than 1.5 to 1 and a funded debt to tangible net worth ratio of not more than 4.0 to 1, and also contains other customary restrictive covenants. In addition, the 2005 Fortis Credit Agreement contains restrictions on payments of dividends and distributions by certain subsidiaries of the Company after December 31, 2005 until the B notes are paid in full, and prohibits Interpool, Inc. from making payments to its stockholders with the proceeds of the B notes. A newly formed Barbados subsidiary of the Company, Interpool Containers Limited ("ICL"), acts as servicer of the collateral securing the advances under the Fortis Agreement for the benefit of the lenders.

           The new DVB credit facility was established pursuant to a Credit Agreement dated as of December 21, 2005 among the Company, ICL, DVB and certain other lenders (the "2005 DVB Credit Agreement"). The DVB facility consists of A notes ($220 million funded) and B notes ($31 million funded), and is secured by shipping containers owned by the Company's subsidiary, ICL, which are leased to customers under long-term finance lease arrangements, and by the related lease receivables and other receivables of ICL. A total of $251 million was advanced under the DVB facility on December 21, 2005. No further advances are allowed under the DVB facility.

           The interest rate for the A notes under the DVB facility is fixed at 6.365%. The interest rate for the B notes is LIBOR plus 350 basis points for the first twelve months the loan is outstanding and LIBOR plus 500 basis points thereafter. The A notes amortize over a five year term. The B notes amortize to a balloon payment over twelve months, but may be extended for an additional two years at the Company's option. The 2005 DVB Credit Agreement requires that the Company maintain a tangible net worth of at least $300 million (as defined in the 2005 DVB Credit Agreement). The DVB facility also requires the Company to maintain a fixed charge coverage ratio of not less than 1.5 to 1 and a funded debt to tangible net worth ratio of not more than 4.0 to 1, and also contains other customary restrictive covenants. In addition, the 2005 DVB Credit Agreement contains restrictions on the payments of dividends and distributions by certain subsidiaries of the Company after December 31, 2005 until the B notes under the DVB facility are paid in full, and prohibits Interpool, Inc. from making payments to stockholders with the proceeds of the advances under the DVB facility.

           A copy of the Company's December 22, 2005 press release discussing these financings is being filed as an exhibit to this report.

Amendments to Indenture for 6% Notes

           The Company and U.S. Bank National Association, as Indenture Trustee (the "Indenture Trustee") for the holders of the Company's 6% Notes due 2014 (the "6% Notes"), with the approval of holders of a majority in principal amount of the Company's outstanding 6% Notes, have agreed to make certain amendments to the Indenture dated as of September 14, 2004 relating to the 6% Notes (the "Indenture"). The Company and the Indenture Trustee entered into a Supplemental Indenture dated as of December 16, 2005 (the "December 16 Supplemental Indenture"), amending Section 4.8 of the Indenture, which generally prohibits the existence of contractual restrictions on the ability of the Company's subsidiaries to pay dividends or distributions to the parent company, Interpool, Inc. The December 16 Supplemental Indenture added a new exception to Section 4.8(b) so as to permit the Company's subsidiaries to agree to those restrictions that are contained in the 2005 Fortis Credit Agreement and in the 2005 DVB Credit Agreement on the ability of Interpool Limited and ICL to pay dividends and distributions to Interpool, Inc., as described above.

           In addition, the Company and the Indenture Trustee entered into a Supplemental Indenture dated as of December 19, 2005 (the "December 19 Supplemental Indenture"), amending Section 4.7 of the Indenture, which limits the amount of cash dividends, distributions and other restricted payments that may be made by the Company to its stockholders. The December 19 Supplemental Indenture modified clause (9) of Section 4.7(b) to provide that, in addition to the other specified exceptions, dividends and distributions may be paid in the aggregate amount of $13.0 million (an increase from the $7.0 million basket permitted under the original Indenture) from and after the date of the Indenture.

Item 2.03           Creation of a Direct Financial Obligation.

           See Item 1.01 above.

Item 8.01           Other Events.

           On December 22, 2005, the Company announced that its Barbados subsidiary, Interpool Limited, will make a distribution to the parent company, Interpool, Inc., of approximately $305 million prior to December 31, 2005, as part of a plan approved by the Company's Board of Directors to repatriate accumulated and current earnings and profits of Interpool Limited, which previously had been considered permanently reinvested outside the United States.

           In connection with the Company's repatriation plan, on December 14, 2005, effective as of November 30, 2005, the Company's subsidiary, Interpool Limited, a Barbados corporation which operated the Company's international container leasing business, transferred substantially all its operating assets and related liabilities to ICL, a newly formed Barbados corporation which is a wholly owned subsidiary of Interpool, Inc. ICL now operates the Company's international container leasing business and has become the servicer under the new Fortis credit facility and the borrower under the new DVB credit facility.

           The Company expects to incur approximately $23 to $29 million of tax and other costs associated with the repatriation and related transactions, which will reduce net income for the fourth quarter of 2005 and the full year.

           On December 15, 2005, the Company's Board of Directors approved the payment to stockholders of a special cash dividend of $.12 per share, payable in January 2006 together with the Company's regular fourth quarter dividend of $.08 per share. In announcing this special dividend, the Company stated that its Board took this action to ensure that, following the Company's expected repatriation of foreign earnings, the Company would not become subject to personal holding company tax for 2005.

           Copies of the Company's December 22, 2005 press release discussing the repatriation and related transactions and the Company's December 16, 2005 press release discussing the special cash dividend are being filed as exhibits to this report.

Item 9.01           Financial Statements and Exhibits

(a) Financial statements of business acquired: Not applicable

(b) Pro forma financial statements: Not applicable

(c) Exhibits:	99.1 Press Release dated December 16, 2005 99.2 Press Release dated December 22, 2005

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPOOL, INC. By: /s/ James F. Walsh Name: James F. Walsh Title: Executive Vice President and Chief Financial Officer

Dated: December 28, 2005

Exhibit Index

99.1     Press Release dated December 16, 2005

99.2     Press Release dated December 22, 2005